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                                                                    Exhibit 99.1

                                   CONSENT OF
                           SUNTRUST ROBINSON HUMPHREY
                         SUNTRUST CAPITAL MARKETS, INC.



         We hereby consent to the inclusion of our opinion, dated February 25, 2005, to the Board of Directors of Quinton Cardiology Systems, Inc. (the "Company") included as Annex B to the Joint Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Quinton Cardiology Systems, Inc. and Cardiac Science, Inc. to which this consent is attached (the "Registration Statement"), and to the references to our firm in such Joint Proxy Statement/Prospectus under the headings "Summary of the Joint Proxy Statement/Prospectus," "The Transaction--Background of the Transaction and Related Agreements," "The Transaction--Quinton's Reasons for the Transaction," and "The Transaction--Opinion of Quinton's Financial Advisor." In executing this consent, we do not admit or acknowledge that SunTrust Robinson Humphrey comes within the class of persons whose consent is required by
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ SunTrust Capital Markets, Inc.

SunTrust Robinson Humphrey
SunTrust Capital Markets, Inc.



April 29, 2005
Atlanta, Georgia